Exhibit 10-39

Dave Harmon
Chief People Officer

7950 Jones Branch Drive
McLean, VA 22107
Business Mobile: 703.308.5571
Business Phone: 703.854.3457
Business Email:    dharmon@gannett.com

TO:	Robert Dickey

FROM:	Dave Harmon

DATE:	December 16, 2015

RE:	Gannett Co., Inc. 2015 Transitional Compensation Plan

    You are receiving this notice because you are a participant in the Gannett Co., Inc. 2015 Transitional Compensation Plan. This Plan was established to provide certain benefits to Plan participants in the event of a change in control of Gannett.

Since the spin-off, the Gannett Board has undertaken a careful review of the 2015 Transitional Compensation Plan, including engaging a consultant to recommend changes based on industry best practices. Based on this review, the 2015 Transitional Compensation Plan will be terminated, effective December 31, 2016. As a result, your participation in the 2015 Transitional Compensation Plan will terminate as of December 31, 2016, and you will not be entitled to change in control severance benefits under that Plan after December 31, 2016.

Effective January 1, 2017, you will become a participant in the Gannett Co., Inc. 2015 Change in Control Severance Plan. Upon a change in control, the 2015 Change in Control Severance Plan provides you severance benefits for involuntary terminations without cause or voluntary terminations for good reason; provided that the termination occurs within two years of the change in control. Change in control severance benefits include:

•	a lump sum amount equal to three times your base salary plus the average of your bonuses for the 3 three preceding years;

•	a prorated bonus for the year of termination based on average of your bonus for the 3 three preceding years;

•	a lump sum payment equal to the additional benefit you would have earned under the SERP if you had continued employment for 3 years after the change in control; and

•	a lump sum amount of up to 18 months of the COBRA premiums you would have to pay at termination if you were to elect COBRA coverage.

Exhibit 10-39

Your participation and benefits are subject to the terms and conditions of the 2015 Change in Control Severance Plan, which is attached, and include a requirement that you execute a release and agree to certain restrictive covenants. Please note the Company reserves the right to amend or terminate the Plan or your participation in the Plan; although the Company must provide you with 12 months advance notice before the change can become effective.

We appreciate all of your efforts in making Gannett a success. If you have any questions, please do not hesitate to contact me.